Exhibit 99.1

Saratoga Investment Corp. Announces Fiscal First

Quarter 2025 Financial Results

NEW YORK, July 09, 2024 (GLOBE NEWSWIRE) -- Saratoga Investment Corp. (NYSE:SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its 2025 fiscal first quarter, with Net Investment Income (“NII”) per share of $1.05 versus $1.35 last year and $0.94 for last year’s fourth quarter, and adjusted NII per share of $1.05 versus $1.08 last year and $0.94 for last year’s fourth quarter.

Saratoga Investment’s annualized first quarter dividend of $0.74 per share and adjusted net investment income of $1.05 per share imply a 13.1% dividend yield and 18.6% earnings yield based on its recent stock price of $22.59 per share on July 8, 2024. This substantial overearning of the dividend by 31c this quarter, or $1.24 annualized per share, amply supports the increased level of dividends, increases Net Asset Value (“NAV”), supports increased portfolio growth and provides a cushion against adverse events. This quarter’s earnings reflects elevated earnings power and quality versus a year ago, with a 19% increase in recurring Net Interest Margin (“NIM”) generated by the 9% increase in average Assets Under Management (“AUM”) and the sustained levels of increased rates and spreads on Saratoga Investment’s largely floating rate assets, while costs of long-term balance sheet liabilities are largely fixed.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the three months ended and as of May 31, 2024	For the three months ended and as of February 29, 2024	For the three months ended and as of May 31, 2023
	($ in thousands except per share)
AUM	1,095,559	1,138,794	1,084,098
NAV	367,855	370,224	337,451
NAV per share	26.85	27.12	28.48
Investment Income	38,678	37,233	34,632
Net Investment Income per share	1.05	0.94	1.35
Adjusted Net Investment Income per share	1.05	0.94	1.08
Earnings per share	0.48	0.39	(0.02)
Dividends per share (declared)	0.74	0.73	0.70
Return on Equity – last twelve months	4.4%	2.5%	7.20%
– annualized quarter	7.2%	5.8%	(0.2)%
Originations	39,301	43,217	139,819
Repayments	75,703	11,023	11,067

“Interest rates continue to remain stable, and market expectations appear to be for minimal changes for most of this calendar year. This has resulted in elevated recurring net interest margins on our portfolio relative to the past year. In addition, our strong reputation and differentiated market positioning, combined with our ongoing development of sponsor relationships, continues to create attractive investment opportunities from high quality sponsors. We appear to be seeing the early stages of a potential increase in M&A in the lower middle market, reflected in multiple repayments over the past few months,” said Christian L. Oberbeck, Chairman and Chief Executive Officer of Saratoga Investment.

“Saratoga’s solid overall performance is reflected in our continued strong key performance indicators this past quarter, including: (i) sequential adjusted NII per share increases of 12% over the past quarter ($0.94 to $1.05 per share), (ii) current assets under management stable at $1.096 billion, and (iii) dividends increasing to 74c per share, up 6% from 70c per share in Q1 last year and over-earned by 42% as compared to this quarter’s $1.05 per share adjusted NII. These high current levels of adjusted NII have resulted in substantial overearning of our dividend and an 18.6% earnings yield, which builds NAV and further supports portfolio growth.”

“At the foundation of our strong operating performance is the high-quality nature, resilience and balance of our $1.096 billion portfolio in the current environment. Where we have encountered significant challenges in two of our portfolio companies, Pepper Palace and Zollege, we have taken decisive action. This quarter both investments were marked down further by $1.2 million to a total combined remaining fair value of $4.4 million, in conjunction with our taking full control over both investments through consensual restructurings with the prior sponsors. The Zollege restructuring was completed during the first quarter, and the Pepper Palace restructuring is imminent. We are actively implementing management changes, capital structure improvements and business plan adjustments, which have the potential for future increases in recovery value. Part of our repayments this quarter derived from the sale of our Netreo portfolio company. While we recognized a $6.1 million realized loss, of which $3.8 million had been recognized in previous quarters, it is important to note that the total return on capital invested in Netreo was positive at a 5% annualized rate. The remaining core non-CLO portfolio was marked-up by $1.2 million, and the CLO and JV were marked down by $5.0 million, for a total net reduction in portfolio value of $7.3 million this quarter. Our total portfolio fair value is now 2.4% below cost, while our core non-CLO portfolio, excluding Zollege and Pepper Palace, is 3.3% above cost. With these two restructurings substantially completed, we have resolved uncertainties related to two of the three portfolio companies on our watch list. The overall financial performance and strong earnings power of our current portfolio reflects strong underwriting in our solid, growing portfolio companies and sponsors in well-selected industry segments.”

“We continue to remain prudent and discerning in terms of new commitments in the current volatile environment. Originations this quarter demonstrate that, despite an overall robust pipeline, there are periods when investments we review do not meet our high-quality credit and pricing standards, like this quarter where we originated no new portfolio company investments while benefitting from sixteen follow-on investments in existing portfolio companies we know well with strong business models and balance sheets. With originations this quarter totaling $39.3 million versus $75.7 million of repayments and amortization, our quarter-end cash position has grown to $93.3 million, improving effective leverage from 159.6% regulatory leverage to 171.2% net leverage, netting available cash against outstanding debt. Our overall credit quality for this quarter remained strong at 98.3% of credits rated in our highest category, with no change from last quarter with three credits on non-accrual. With 86% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio and company leverage is well structured for future economic conditions and uncertainty.”

“As we navigate through the uncertainties in our current environment, we remain confident in our experienced management team, high underwriting standards and ability to steadily grow portfolio size and maintain quality and investment performance over the long-term.”

Discussion of Financial Results for the Quarter ended May 31, 2024:

As of May 31, 2024, Saratoga Investment’s AUM was $1.096 billion, an increase of 1.1% from $1.084 million as of May 31, 2023, and a decrease of 3.8% from $1.139 billion as of last quarter. This past quarter, $39.3 million in originations was offset by repayments and amortizations of $75.7 million. In addition, during the first quarter, the fair value of the portfolio was decreased by $7.3 million of net realized losses and unrealized appreciation, consisting of $21.2 million of realized losses on our Netreo equity and Zollege investments, partially offset by $13.9 million unrealized appreciation across the portfolio. The realized losses consisted of a $6.1 million realized loss on our Netreo investment, and a $15.1 million realized loss on our Zollege investment. The unrealized appreciation includes (i) reversal of $18.3 million unrealized depreciation previously recognized on our Netreo and Zollege realized investments, and (ii) $5.0 million unrealized depreciation on our CLO and JV, primarily related to mark-downs due to individual credits in the CLO broadly syndicated portfolio, partially offset by $0.6 million unrealized appreciation on the remaining core BDC portfolio, including the additional Pepper Palace write-down this quarter.

Since Saratoga Investment took over the management of the BDC, $977.7 million of repayments and sales of investments originated by Saratoga Investment have generated a gross unlevered IRR of 15.4%.

For the three months ended May 31, 2024, total investment income of $38.7 million increased by $4.1 million, or 11.7%, from $34.6 million as compared to the three months ended May 31, 2023. As compared to the quarter ended February 29, 2024, total investment income grew by $1.5 million, or 3.9%, from $37.2 million. This quarter’s investment income increases were primarily generated by average non-CLO BDC assets increasing by 10.0% year-over-year.

As compared to the quarter ended May 31, 2023, adjusted net investment income for the quarter increased $1.5 million, or 11.6%, from $12.8 million to $14.3 million. The increases in investment income were offset by (i) increased interest expense resulting from the various new Notes Payable and SBA debentures issued during the past year and (ii) increased base and incentive management fees from higher AUM and earnings. As compared to the three months ended February 29, 2024, adjusted net investment income for the quarter increased $1.5 million, or 12.1%, from $12.8 million last quarter, primarily due to the non-recurrence of excise tax expense of $1.8 million incurred last quarter resulting from undistributed taxable income as of our previous calendar year-end.

Total expenses for first fiscal quarter 2025, excluding interest and debt financing expenses, base management fees and incentive fees, and income and excise taxes, increased from $2.3 million to $2.9 million as compared to the first quarter of fiscal year 2023, and from $1.9 million for the quarter ended February 29, 2024. This represented 1.0% of average total assets on an annualized basis, up from 0.8% last year and 0.7% last quarter.

The weighted average common shares outstanding increased from 11.9 million to 13.6 million to 13.7 million for the quarters ended May 31, 2023, February 29, 2024 and May 31, 2024, respectively.

Net investment income yield as a percentage of average net asset value (“Net Investment Income Yield”) was 15.5% for the quarter ended May 31, 2024. Adjusted for the incentive fee accrual related to net capital gains, the Net Investment Income Yield was also 15.5%. In comparison, adjusted Net Investment Income Yield was 15.0% for the quarter ended May 31, 2023, and 14.0% for the quarter ended February 29, 2024.

Return on equity (“ROE”) for the last twelve months ended May 31, 2024 was 4.4%, down from 7.2% for the comparable period last year. ROE on an annualized basis for the quarter ended May 31, 2024 was 7.2%.

NAV was $367.9 million as of May 31, 2024, an increase of $30.4 million from $337.5 million as of May 31, 2023, and a decrease of $2.3 million from $370.2 million as of February 29, 2024.

NAV per share was $26.85 as of May 31, 2024, compared to $28.48 as of May 31, 2023, and $27.12 as of February 29, 2024.

Investment portfolio activity for the quarter ended May 31, 2024:

●	Cost of investments made during the period: $39.3 million, including zero investments in new portfolio companies and sixteen follow-ons.

●	Principal repayments during the period: $75.7 million, including one restructuring, one sales transaction, and one full and three partial repayments of existing investments, plus amortization.

Portfolio and Investment Activity

As of May 31, 2024, the fair value of Saratoga Investment’s portfolio was $1.096 billion, excluding $93.3 million in cash and cash equivalents, principally invested in 53 portfolio companies, one collateralized loan obligation fund (the “CLO”) and one joint venture fund (the “JV”). The overall portfolio composition consisted of 86.3% of first lien term loans, 1.7% of second lien term loans, 1.4% of unsecured term loans, 2.2% of subordinated notes in CLOs and 8.4% of common equity.

As of May 31, 2024, the weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 11.5%, which was comprised of a weighted average current yield of 12.6% on first lien term loans, 5.2% on second lien term loans, 11.1% on unsecured term loans, 13.2% on CLO subordinated notes and 0.0% on equity interests.

Liquidity and Capital Resources

As of May 31, 2024, Saratoga Investment had $45.5 million in outstanding combined borrowings under its $65.0 million senior secured revolving credit facility with Encina and its $50.0 million senior secured revolving credit facility with Live Oak. At the same time, Saratoga Investment had $175.0 million SBA debentures in its SBIC II license outstanding, $39.0 million SBA debentures in its SBIC III license outstanding, $269.4 million of listed baby bonds issued, $250.0 million of unsecured unlisted institutional bond issuances, five unlisted issuances of $52.0 million in total, and an aggregate of $93.3 million in cash and cash equivalents.

With $69.5 million available under the two credit facilities and $93.3 million of cash and cash equivalents as of May 31, 2024, Saratoga Investment has a total of $162.8 million of undrawn borrowing capacity and cash and cash equivalents for new investments or to support its existing portfolio companies in the BDC. In addition, Saratoga Investment has $136.0 million in undrawn SBA debentures available from its recently approved SBIC III license. Availability under the Encina and Live Oak credit facilities can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC II and the BDC will not qualify for SBIC III funding. Overall outstanding SBIC debentures are limited to $350.0 million across all two active SBIC licenses. As of quarter-end, Saratoga Investment had $47.9 million of committed undrawn lending commitments and $84.1 million of discretionary funding commitments.

Saratoga Investment has an active equity distribution agreement with Ladenburg Thalmann & Co. Inc., Raymond James and Associates, Inc, Lucid Capital Markets, LLC and Compass Point Research and Trading, LLC, through which Saratoga Investment may offer for sale, from time to time, up to $300.0 million of common stock through an ATM offering. As of May 31, 2024, Saratoga Investment sold 6,543,878 shares for gross proceeds of $172.5 million at an average price of $26.37 for aggregate net proceeds of $171.0 million (net of transaction costs). During the three months ended May 31, 2024, Saratoga Investment did not sell any shares.

On June 14, 2024, Saratoga Investment and its wholly owned financing subsidiary, Saratoga Investment Funding III LLC (“SIF III”), entered into the First Amendment and Lender Joinder to the Credit and Security Agreement (the “Amendment” and the Credit and Security Agreement as amended by the Amendment, the “Credit Agreement”), by and among SIF III, as borrower, the Company, as collateral manager and as equityholder, the lenders parties thereto, and Live Oak Banking Company, as administrative agent and as collateral agent, relating to the special purpose vehicle financing credit facility (the “Live Oak Credit Facility”). The Amendment, among other things: (i) increased the borrowings available under the Live Oak Credit Facility from up to $50.0 million to up to $75.0 million, subject to a borrowing base requirement; (ii) added New Lenders (as identified in the Amendment) to the Credit Agreement; (iii) replaced administrative agent approval with “Required Lender” (as defined in the Credit Agreement) approval with respect to certain matters; (iv) replaced Required Lender approval with 100% lender approval with respect to certain matters; and (v) changed the definition of Required Lender to require the approval of at least two unaffiliated lenders.

Dividend

On May 23, 2024, Saratoga Investment announced that its Board of Directors declared a quarterly dividend of $0.74 per share for the fiscal quarter ended May 31, 2024, paid on June 27, 2024, to all stockholders of record at the close of business on June 13, 2024. This is Saratoga Investment’s seventeenth quarterly dividend increase in a row.

The Company previously declared in fiscal 2024 a quarterly dividend of $0.73 per share for the quarter ended February 29, 2024, $0.72 per share for the quarter ended November 30, 2023, $0.71 per share for the quarter ended August 31, 2023 and $0.70 per share for the quarter ended May 31, 2023. During fiscal year 2023, the Company declared a quarterly dividend of $0.69 per share for the quarter ended February 28, 2023, $0.68 per share for the quarter ended November 30, 2022, $0.54 per share for the quarter ended August 31, 2022 and $0.53 per share for the quarter ended May 31, 2022.

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP.

Share Repurchase Plan

In fiscal year 2015, the Company announced the approval of an open market share repurchase plan that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. Since then, the Share Repurchase Plan has been extended annually, and the Company has periodically increased the amount of shares of common stock that may be purchased under the Share Repurchase Plan, most recently to 1.7 million shares of common stock. On January 8, 2024, our board of directors extended the Share Repurchase Plan for another year to January 15, 2025.

As of May 31, 2024, the Company purchased 1,035,203 shares of common stock, at the average price of $22.05 for approximately $22.8 million pursuant to the Share Repurchase Plan. During the three months ended May 31, 2024, the Company did not purchase any shares of common stock pursuant to the Share Repurchase Plan.

2025 Fiscal First Quarter Conference Call/Webcast Information

When:	Wednesday, July 10, 2024 10:00 a.m. Eastern Time (ET)

How:	Webcast: Interested parties may access a live webcast of the call and find the Q1 2025 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website": (https://ir.saratogainvestmentcorp.com/events-presentations)", Saratoga events and presentations). A replay of the webcast will also be available for a limited time at Saratoga events and presentations": (https://ir.saratogainvestmentcorp.com/events-presentations)").

Call:	To access the call by phone, please go to this link (Registration Link ":https://register.vevent.com/register/BI9e3b71cf059f4535a09f8a54941338bb"), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment Corp. owns two active SBIC-licensed subsidiaries, having surrendered its first license after repaying all debentures for that fund following the end of its investment period and subsequent wind-down. Furthermore, it manages a $650 million collateralized loan obligation (“CLO”) fund and co-manages a joint venture (“JV”) fund that owns a $400 million collateralized loan obligation (“JV CLO”) fund.  It also owns 52% of the Class F and 100% of the subordinated notes of the CLO, 87.5% of both the unsecured loans and membership interests of the JV and 87.5% of the Class E notes of the JV CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

This press release contains historical information and forward-looking statements with respect to the business and investments of the Company, including, but not limited to, the statements about future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including, but not limited to: changes in the markets in which we invest; changes in the financial, capital, and lending markets; an economic downturn and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of interest rate volatility on our business and our portfolio companies; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests, as well as those described from time to time in our filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made. The Company undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-Q for the fiscal quarter ended May 31, 2024 and subsequent filings, including the “Risk Factors” sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements.

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	May 31, 2024	February 29, 2024
	(unaudited)
ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $1,018,223,820 and $1,035,879,751, respectively)	$1,016,275,510	$1,019,774,616
Affiliate investments (amortized cost of $26,950,411 and $26,707,415, respectively)	28,593,356	27,749,137
Control investments (amortized cost of $77,443,726 and $117,196,571, respectively)	50,690,574	91,270,036
Total investments at fair value (amortized cost of $1,122,617,957 and $1,179,783,737, respectively)	1,095,559,440	1,138,793,789
Cash and cash equivalents	32,228,082	8,692,846
Cash and cash equivalents, reserve accounts	61,068,835	31,814,278
Interest receivable (net of reserve of $10,431,823 and $9,490,340, respectively)	9,618,449	10,298,998
Management fee receivable	335,056	343,023
Other assets	1,686,122	1,163,225
Current tax receivable	15,431	99,676
Receivable from open trade	1,269,231	-
Total assets	$1,201,780,646	$1,191,205,835

LIABILITIES
Revolving credit facilities	$45,500,000	$35,000,000
Deferred debt financing costs, revolving credit facilities	(1,538,040)	(882,122)
SBA debentures payable	214,000,000	214,000,000
Deferred debt financing costs, SBA debentures payable	(5,543,363)	(5,779,892)
8.75% Notes Payable 2025	20,000,000	20,000,000
Discount on 8.75% notes payable 2025	(87,537)	(112,894)
Deferred debt financing costs, 8.75% notes payable 2025	(3,667)	(4,777)
7.00% Notes Payable 2025	12,000,000	12,000,000
Discount on 7.00% notes payable 2025	(162,963)	(193,175)
Deferred debt financing costs, 7.00% notes payable 2025	(20,211)	(24,210)
7.75% Notes Payable 2025	5,000,000	5,000,000
Deferred debt financing costs, 7.75% notes payable 2025	(60,707)	(74,531)
4.375% Notes Payable 2026	175,000,000	175,000,000
Premium on 4.375% notes payable 2026	502,419	564,260
Deferred debt financing costs, 4.375% notes payable 2026	(1,495,746)	(1,708,104)
4.35% Notes Payable 2027	75,000,000	75,000,000
Discount on 4.35% notes payable 2027	(283,594)	(313,010)
Deferred debt financing costs, 4.35% notes payable 2027	(946,373)	(1,033,178)
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(255,476)	(273,449)
6.00% Notes Payable 2027	105,500,000	105,500,000
Discount on 6.00% notes payable 2027	(114,881)	(123,782)
Deferred debt financing costs, 6.00% notes payable 2027	(2,047,886)	(2,224,403)
8.00% Notes Payable 2027	46,000,000	46,000,000
Deferred debt financing costs, 8.00% notes payable 2027	(1,186,999)	(1,274,455)
8.125% Notes Payable 2027	60,375,000	60,375,000
Deferred debt financing costs, 8.125% notes payable 2027	(1,460,917)	(1,563,594)
8.50% Notes Payable 2028	57,500,000	57,500,000
Deferred debt financing costs, 8.50% notes payable 2028	(1,577,477)	(1,680,039)
Base management and incentive fees payable	8,567,315	8,147,217
Deferred tax liability	4,136,772	3,791,150
Accounts payable and accrued expenses	1,324,378	1,337,542
Interest and debt fees payable	4,935,426	3,582,173
Due to Manager	370,091	450,000
Total liabilities	833,925,564	820,981,727

Commitments and contingencies
NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 13,698,966 and 13,653,476 common shares issued and outstanding, respectively	13,699	13,654
Capital in excess of par value	372,068,726	371,081,199
Total distributable deficit	(4,227,343)	(870,745)
Total net assets	367,855,082	370,224,108
Total liabilities and net assets	$1,201,780,646	$1,191,205,835
NET ASSET VALUE PER SHARE	$26.85	$27.12

Asset Coverage Ratio	159.6%	161.1%

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the three months ended
	May 31, 2024	May 31, 2023
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$31,224,277	$26,310,793
Affiliate investments	496,840	727,086
Control investments	1,997,112	2,045,860
Payment in kind interest income:		-
Non-control/Non-affiliate investments	63,830	124,895
Affiliate investments	241,104	207,589
Control investments	283,313	141,563
Total interest from investments	34,306,476	29,557,786
Interest from cash and cash equivalents	624,631	804,289
Management fee income	804,456	816,788
Dividend income(*):
Non-control/Non-affiliate investments	249,491	17,420
Control investments	1,297,050	1,823,510
Total dividend from investments	1,546,541	1,840,930
Structuring and advisory fee income	410,843	1,429,222
Other income	985,203	183,028
Total investment income	38,678,150	34,632,043

OPERATING EXPENSES
Interest and debt financing expenses	12,962,081	11,692,822
Base management fees	4,982,580	4,564,189
Incentive management fees expense (benefit)	3,584,734	103,348
Professional fees	999,310	486,050
Administrator expenses	1,075,000	818,750
Insurance	77,596	81,901
Directors fees and expenses	113,000	89,068
General and administrative	609,127	830,728
Income tax expense (benefit)	(60,283)	6,237
Total operating expenses	24,343,145	18,673,093
NET INVESTMENT INCOME	14,335,005	15,958,950

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	-	90,691
Control investments	(21,194,997)	-
Net realized gain (loss) from investments	(21,194,997)	90,691
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	14,156,825	(1,728,134)
Affiliate investments	601,223	(245,284)
Control investments	(826,617)	(14,348,889)
Net change in unrealized appreciation (depreciation) on investments	13,931,431	(16,322,307)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(461,001)	59,407
Net realized and unrealized gain (loss) on investments	(7,724,567)	(16,172,209)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$6,610,438	$(213,259)

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.48	$(0.02)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	13,683,314	11,862,163

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per Share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the quarters ended May 31, 2024 and May 31, 2023.

	For the Quarters Ended
	May 31, 2024	May 31, 2023

Net Investment Income	$14,335,005	$15,958,950
Changes in accrued capital gains incentive fee expense/ (reversal)	-	(3,109,822)
Adjusted net investment income	$14,335,005	$12,849,128

Net investment income yield	15.5%	18.7%
Changes in accrued capital gains incentive fee expense/ (reversal)	-	(3.7)%
Adjusted net investment income yield (1)	15.5%	15.0%

Net investment income per share	$1.05	$1.35
Changes in accrued capital gains incentive fee expense/ (reversal)	-	(0.27)
Adjusted net investment income per share (2)	$1.05	$1.08

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.

Contact: Henri Steenkamp

Saratoga Investment Corp.

212-906-7800

Lena Cati

The Equity Group Inc.

212-836-9611